Exhibit 99.1

ADDITIONAL SECURITIES PURCHASE AGREEMENT

This Additional Securities Purchase Agreement (this “Agreement”) is entered into as of April 10, 2025 by and among David Elliot Lazar, whose address is 30B, Tower 200 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196 (“Seller”), Cao, Yu, whose address is set forth on Schedule A (“Cao”), Hu Bin, whose address is set forth on Schedule A (“Hu Bin”), and Youxin Consulting Limited, whose address is set forth on Schedule A (“YCL” and, together with Cao and Hu Bin, each a “Purchaser” and, collectively, the “Purchasers”). Seller and Purchasers may be referred to herein as the “Parties” and each of them separately as a “Party”.

WHEREAS, the Parties, along with FiEE, Inc. (f/k/a/ Minim, Inc.), a Delaware corporation (“FiEE”), entered into that certain Amended and Restated Securities Purchase Agreement, dated February 18, 2025 (the “SPA”) with the intention that Seller would sell to the Purchasers shares of Series A Convertible Preferred Stock of FiEE (“Preferred Stock”) that would constitute, following the Conversion Increase, 55% of the outstanding common stock of FiEE, on a fully diluted basis;

WHEREAS, the Purchasers purchased an aggregate amount of 2,219,447 shares of Preferred Stock from Seller (the “Prior Shares”) based on the representations that FiEE had 7,062,858 shares of common stock outstanding on a fully diluted basis, including 3,557,501 shares of common stock issued and outstanding;

WHEREAS, the Parties have determined that the actual number of outstanding shares of FiEE common stock issued and outstanding at closing of the SPA was 3,713,792; and

WHEREAS, Seller and Purchasers have agreed that Seller shall transfer 31,258 additional shares of Preferred Stock (the “Additional Shares”) to the Purchasers in the individual amounts set forth opposite the name of each Purchaser on Schedule A hereto for no additional consideration beyond the consideration provided in the SPA.

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Transfer. Seller hereby assigns, transfers, conveys, and delivers to Purchasers, and Purchasers hereby assume and accept all of Seller’s right, title and interest in and to the Additional Shares, in the individual amounts set forth opposite the name of each Purchaser on Schedule A hereto. The Parties agree that the purchase price for both the Additional Shares and the Prior Shares shall be the Purchase Price, which Seller acknowledges was previously paid, and the Earnout Payment, if earned.

2. Miscellaneous.

(a) Defined Terms. All capitalized terms used herein that are undefined shall have the meaning set forth in the SPA.

(b) Further Assurances. From time to time, each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(c) Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the Parties as indicated above or on Schedule A hereto, and (d) if by email, on the day the email is sent. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in the City of New York, Borough of Manhattan in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party as set forth in Section 12(d) above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

(e) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the Parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement.

(f) Assignment. Each Party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other Party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such Party.

(g) Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties.

(h) Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

(i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Interpretation. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:

/s/ David Elliot Lazar
David Elliot Lazar

PURCHASERS:

/s/ Cao Yu
Cao Yu

/s/ Hu Bin
Hu Bin

Youxin Consulting Limited

/s/ Li Wai Chung
By:	Li Wai Chung
Title:	Authorized Signatory

[Signature page to Additional Securities Purchase Agreement]

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